As filed with the Securities and Exchange Commission on April 17, 2023

Registration No. 333-235889

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-235889

UNDER THE SECURITIES ACT OF 1933

SIO GENE THERAPIES INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-3863315
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1501 Broadway, 12th Floor New York, NY 10036 (646) 677-6770 (Address of Principal Executive Offices) (Zip code)

David Nassif
Chief Executive Officer
1501 Broadway, 12th Floor
New York, NY 10036
(646) 677-6770
(Name, address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Milson C. Yu Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This post-effective amendment (the “Post-Effective Amendment”) relates to the registration statement on Form S-3, Registration No. 333-235889 (the “Registration Statement”), filed by Sio Gene Therapies Inc. (the “Company”) on January 10, 2020, as amended on June 11, 2020 with the Securities and Exchange Commission to register the sale from time to time of up to $750,000,000 in total of the following securities: (i) debt securities; (ii) the Company’s common stock, par value $0.00001; (iii) the Company’s preferred stock, par value $0.00001; and (iv) warrants or units of any of the foregoing securities (collectively, the “Registered Securities”). The Registration Statement was declared effective on June 15, 2020.

On December 14, 2022, the Board of Directors of the Company unanimously approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution, and the Company’s stockholders approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution at the special meeting of stockholders held on April 5, 2023. The Company has determined to terminate the offerings of Registered Securities under the Registration Statement in connection with the Company’s previously disclosed voluntary plan of dissolution. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 2023

SIO GENE THERAPIES INC.

Dated:	April 17, 2023
		By:	/s/ David Nassif
		Name:	David Nassif
		Title:	Chief Executive Officer; Chief Financial Officer; Chief Accounting Officer; and General Counsel
Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No.1 to the Registration Statement